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                                                                    Exhibit 11.1
                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
     FOR THE QUARTERS AND NINE MONTHS ENDED JULY 30, 1995 AND JULY 28, 1996

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


                                             Quarter Ended       Nine Months Ended
                                        ---------------------   -------------------
                                          July 30,   July 28,   July 30,   July 28,
                                            1995       1996       1995       1996
                                        ---------------------   -------------------
Shares:
     Weighted average common shares
      outstanding                            5,897      6,200      5,967      6,156

     Net common shares issuable on
      exercise of stock options                694         --        566         --
                                            ------      -----     ------     ------

Weighted average common and common
 equivalent shares outstanding               6,591      6,200      6,533      6,156
                                            ======      =====     ======     ======

Income (loss) before minority interest      $1,777      ($684)    $2,725      ($438)
Minority interest                             (168)       (56)      (264)       (21)
                                            ------      -----     ------     ------

Net income (loss)                           $1,609      ($740)    $2,461      ($459)
                                            ======      =====     ======     ======
Net income (loss) per common and common
 equivalent share:
   Income (loss) before minority interest   $ 0.27     ($0.11)    $ 0.42     ($0.07)
   Minority interest                         (0.03)     (0.01)     (0.04)        --
                                            ------      -----     ------     ------

   Net income (loss)                        $ 0.24     ($0.12)    $ 0.38     ($0.07)
                                            ======     ======     ======     ======
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